FOR IMMEDIATE RELEASE
June 21, 1996

HUBCO, Inc. and Westport Bancorp, Inc. Sign a Definitive Agreement

         Mahway, New Jersey, June 21, 1996--HUBCO, Inc. (NASDAQ:HUBC), and Westport Bancorp, Inc. (NASDAQ:WBAT) today announced the signing of a definitive merger agreement. Under the terms of the agreement Westport common shareholders will receive .3225 of a share of HUBCO common stock for each share of Westport common stock. Westport's convertible preferred stock will be converted into a new HUBCO preferred issue with identical terms including an equivalent dividend yield. This exchange ratio based on HUBCO's closing price on June 20, 1996 converts to a price to book value of 2.56 times and a fully diluted price to earnings ratio of 10 times 1995's earnings and 18 times the annualized first quarter income for 1996 which was fully taxed.

         In connection with the agreement and based on certain defined circumstances Westport could be obligated to pay a break-up fee of $3,000,000 to HUBCO. The transaction, which is expected to close in the fourth quarter, is expected to be treated as a tax-free exchange to holders of Westport Bancorp common and preferred stock and be accounted for as a pooling of interest.

         This will be HUBCO's sixteenth acquisition in less than six years. As a result of the three pending acquisitions HUBCO's Connecticut banking subsidiary will have assets of approximately $1.2 billion, primarily in Fairfield and New Haven counties, and will consist of 27 banking offices. Hudson United Bank, HUBCO's Northern New Jersey banking subsidiary has 60 offices and $1.7 billion in assets.

         HUBCO's Chairman and Chief Executive Officer Kenneth T. Neilson commented, "The acquisition of Westport Bancorp, Inc. which was founded in 1852, will expand our Connecticut franchise in Fairfield county and add substantially to our trust assets under management. Westport's market area both expands and overlaps that of Lafayette American and Hometown Bancorp. The acquisition is expected to be accretive to earnings per share in 1997. The investments which HUBCO has made in products and technology over the past eighteen months will bring new services to Westport customers while the acquisition will continue HUBCO's drive to increase revenues and achieve efficiencies."

         "Our merger with HUBCO is a positive for both our customers and stockholders," said Michael Flynn, President and Chief Executive Officer, "HUBCO has the ability to move our banking operations into the next century with its sophisticated systems and abroad array of banking products and services. Our customers will find enhanced levels of service because of the investments HUBCO has made in technology. Our shareholders will become shareholders in a company which is well run and has an excellent performance record."

         The merger is subject to approval by the Federal and Connecticut bank regulatory authorities and the shareholders of Westport, as well as other customary conditions. Westport Bancorp, Inc. is a $300 million commercial bank headquartered in Westport, Connecticut with offices in Fairfield, Georgetown, Weston, Suacatuck and Greens Farms Connecticut. It plans to open its seventh office in Shelton, Connecticut in July, 1996.
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         HUBCO, Inc. offers a full array of innovative products and services for the retail and commercial market including Imaged checking accounts, 24 hour telephone banking, loans by phone, budgeting packages, alternative investments, Trust services and a full line of deposit and loan products.